[Letterhead of Brooks, Pierce, McLendon, Humphrey, and Leonard, LLP]

February 18, 2014

The Board of Directors of

South Street Financial Corp.

103 North Second Street

Albemarle, North Carolina 28001

Re:	Merger of South Street Financial Corp. with and into BNC Bancorp

Ladies and Gentlemen:

We have served as counsel to South Street Financial Corp. (“South Street”), a North Carolina corporation, in connection with the contemplated merger (the “Merger”) of South Street with and into BNC Bancorp (“BNC”), a North Carolina corporation, pursuant to the Agreement and Plan of Merger dated December 17, 2013 (the “Agreement”). Our opinions in this letter concerning the Federal income tax treatment of the Merger are being rendered to South Street pursuant to Section 7.3(c) of the Agreement.  All capitalized terms in this letter, unless otherwise specified, have the meanings assigned to them in the Agreement.

In rendering our opinions in this letter, we have examined and, with your permission, have relied on the representations, warranties, and factual statements contained in (i) the Agreement, (ii) the Registration Statement on Form S-4 (File No. 333-193667) filed by BNC with the Securities and Exchange Commission (the “Registration Statement”), including the proxy statement/prospectus therein, (iii) certificates of officers of each of South Street and BNC (the “Company Certificates”), and (iv) such other records, documents, and other instruments as we have deemed appropriate for the purposes of this opinion letter.

In rendering our opinions, we have also relied, with your permission, upon the following assumptions:

(1)	The representations, warranties, and factual statements contained in the Agreement, the Registration Statement, and the Company Certificates are true, correct, and complete, and will continue to be true, correct, and complete through and as of the Effective Time, and all such representations, warranties, and factual statements made “to the knowledge” of any person or entity or with similar qualifications are true, correct, and complete, and will continue to be true, correct, and complete through and as of the Effective Time, as if made without such qualifications. The Agreement, the Registration Statement, and the Company Certificates reflect all facts relating to the Merger, BNC and South Street that are material to the Federal income tax treatment of the Merger.

(2)	The Merger will be consummated in accordance with the terms of the Agreement and as described in the Registration Statement, and none of the terms and conditions therein will have been waived or modified in any respect before or after the Effective Time.

(3)	Other than the Agreement, there are no understandings or agreements between or among the Parties or their affiliates that bear directly or indirectly on the Merger.

(4)	BNC and South Street, as applicable, will report the Merger on their Federal income tax returns in a manner consistent with our opinions set forth in this letter, and will comply with all reporting obligations with respect to the Merger required by the Code and the Treasury Regulations promulgated thereunder.

(5)	All documents submitted to us as certified, conformed or photostatic copies, and the originals of any such copies, are authentic; all such copies conform to the originals; all signatures on such documents are genuine, and the natural persons so signing possess the legal capacity to do so; and all documents submitted to us in draft or unexecuted form will be timely and validly executed without alteration in any respect.

In rendering our opinions in this letter, with your permission we have not undertaken any independent investigation of any information set forth in any document or any assumption upon which we have relied (including, without limitation, any information contained in either Company Certificate), and we expressly disclaim any intent, undertaking, or obligation to make any such investigation or verification.  In the course of rendering our opinions in this letter, nothing has come to our attention that would lead us to believe that any of the information upon which we have relied in rendering this opinion letter is incorrect.

Based on and subject to the foregoing and the other limitations, assumptions, qualifications and exclusions set forth in this letter, we are of the opinion (i) that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and (ii) that each of BNC and South Street will be a party to such reorganization within the meaning of Section 368(b) of the Code with respect to the Merger.

Our opinions are limited to those expressly stated in this letter. Except as set forth above in the preceding paragraph, we express no opinion as to the tax consequence to any person or entity, whether Federal, state, local, or foreign, of the Merger or of any transactions related to the Merger or contemplated by the Agreement.

Our opinions in this letter are being furnished solely for the purpose referred to in the first paragraph of this letter.  Such opinions are rendered as of the date of this letter, and we assume no obligation to supplement this letter if any applicable laws change after such date or if we become aware after such date of any facts that might change any of such opinions.

Our opinions in this letter are based on current provisions of the Code and Treasury Regulations promulgated thereunder, pertinent judicial authorities, published rulings and other administrative pronouncements of the Internal Revenue Service, and such other authorities as we have considered relevant.  It should be noted that statutes, regulations, judicial decisions, rulings, and other administrative pronouncements are subject to change at any time and such changes may have retroactive effect.  Any such changes, any changes in the facts surrounding the Merger, or any inaccuracy in the representations, warranties, or factual statements upon which we have relied, including those contained in the Agreement, the Registration Statement, or the Company Certificates, may affect the continuing validity of our opinions in this letter.

Our opinions in this letter are not binding upon the Internal Revenue Service or the courts. There can be no assurance or guarantee that the Internal Revenue Service will agree with such opinions, or that if challenged by the Internal Revenue Service, such opinions will be sustained by any court.

We hereby consent to the inclusion of this form of letter as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Brooks, Pierce, McLendon, Humphrey, and Leonard, LLP